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                                                                      EXHIBIT 11


                    COMPUTATION OF NET LOSS PER COMMON SHARE

                                                                3 MONTHS ENDED
                                                                   AUGUST 31,
                                                             1997             1996
                                                         ------------     ------------
Weighted average number of shares outstanding:

         Primary                                           41,306,434       40,097,057

         Fully diluted                                     41,306,434       40,057,097

Primary:

         Net loss                                        $ (4,687,199)    $   (964,145)
         Paid and cumulative undeclared preferred
           stock dividends                                   (152,888)        (125,000)
         Implied dividend equal to intrinsic value of
           preferred stock conversion feature                (456,119)        (156,250)
                                                         ------------     ------------
                                                         $ (5,296,206)    $ (1,245,395)

Net loss applicable to common stock                      $      (0.13)    $      (0.03)

For the above years, earnings per share, assuming full dilution, has not been presented since the effect would be antidiluting.